September 24, 2003

Andre Hawit

Dear Andre,

     On behalf of PDF Solutions, Inc. (“PDF” or the “Company”), I am very pleased to extend to you this offer of employment. Your position will be that of Vice President reporting directly to John Kibarian. Reporting into you will be the dataPOWER, product family engineering team, initially including such products’ support, integration and applications teams. This offer of employment with PDF is conditioned upon your acceptance, in writing, of the terms and conditions as enumerated below.

1.	Compensation. Commencing on your Start Date (as defined below), you shall be paid a base salary of $165,000.00 per annum, paid to you semi-monthly at a rate of $6,875.00 per payroll period. Your salary shall be paid in accordance with the Company’s standard payroll policies (subject to applicable withholding taxes as required by law).

2.	Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will commence your new position with the Company on the date of the closing (the “Closing”) of the Step One Merger as described in the Amended and Restated Agreement and Plan of Reorganization (the “Merger Agreement”), by and among PDF Solutions, Inc., IDS Acquisition Corp., IDS Software Systems, Inc. (“IDS”), and PDF Solutions LLC. The date you actually start working at the Company is referred to as your “Start Date”.

3.	General Duties. During the term of your employment, you agree that at all times and to the best of your ability you will loyally and conscientiously perform all of the duties and obligations required of you in your job and by the Company. You further agree that you will not render significant commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. You also agree to comply with any and all written policies of the Company as in effect from time to time. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards (or similar governing bodies) of entities or advising such entities that are not competitive with the business of the Company (as defined in your Non-Competition Agreement) or from owning securities of a company or other business entity as a passive investor or lender.

4.	Proof of Right to Work. In compliance with federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of the Start Date. Your failure to meet this condition could result in termination of your employment with the Company.

5.	Bonus. You shall be eligible to participate in Company sponsored incentive bonus plans that may (from time to time and at the sole discretion and option of the Company) be made available to PDF employees on a company wide basis. The structure of such plans and the amount of any bonus awarded under such plans shall be in alignment with the objectives of the official Company annual business plan for any year in question. Your bonus target is 35% of your annual base salary. Any bonus awarded under such incentive plans during your first year of employment with the Company shall be prorated based on the number of days you are employed by the Company during the year in which you are hired. The bonus, if any, will be paid after the Company’s books for that year have been closed and will be earned by you only if you are employed by the Company at the time of payment. The Company’s determinations with respect to your bonus will be made in good faith and will be final and binding.

6.	Benefits. Effective on your Start Date, the Company will make available to you the regular health insurance program and other benefits as established by the Company for its employees from time to time and, to the extent permitted by such programs and benefits plans, you will receive credit for your length of service with IDS for all such benefits, excluding the sabbatical policy. A summary of those benefits, including Paid Time Off and Sabbatical is attached. You will also be entitled to participate in the Company’s Employee Stock Purchase Plan.

7.	Observer Rights. You will be entitled to attend all meetings of the Board of Directors of the Company and you shall be given the right to have access to all information granted to any Director of the Company; provided, however, that the Company reserves the right to withhold any information from you and/or to exclude you from any portion of a Board Meeting if the Board of Directors, in its sole discretion, believes that such exclusion is necessary or appropriate in the exercise of its duties and obligations to the Company and its stockholders. You shall not (a) be permitted to vote at any meeting of the Board, or (b) be counted for purposes of determining whether there is sufficient quorum for the Board to conduct its business. All such Board observation rights shall terminate immediately at such time as you cease to be an officer of the Company.

8.	Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution of the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), a copy of which is enclosed for your review. An executed copy of the Confidentiality Agreement must be delivered to the PDF Human Resources Department on or before your Start Date. The Confidentiality Agreement relates to confidential information received in regards to the Company’s business, technology, and intellectual property, as well as information about the Company’s customers. The Confidentiality Agreement also addresses the Company’s ownership of intellectual property generated during your employment at the Company. You are required, to the best of your ability, to hold such information as confidential even after an event terminating your employment with the Company. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

      We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of this offer, please sign and date this letter in the space provided below and return it to Becky Baybrook, Vice President Human Resources, along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours,

PDF SOLUTIONS, INC.

By

Becky Baybrook
Vice President, Human Resources

ACKNOWLEDGEMENTS & ACCEPTANCE

I accept this employment offer with the understanding that it is not a contract for a fixed term or specified period of time. I understand that my employment is voluntary (“At Will”) and can be terminated either by me or by the Company at any time, with or without notice and with or without cause. The “At Will” nature of my employment may only be changed in an express written agreement signed by me and the Chief Executive Officer of the Company. The provisions of this offer letter supersede all prior representations, understandings or agreements, whether written, implied or oral between me and the Company, except as set forth in the Merger Agreement and the transactions contemplated thereby.

THE FOREGOING TERMS AND CONDITIONS

ARE HEREBY AGREED TO AND ACCEPTED:

Signed:	Andre Hawit

Date:	9-23-2003